Exhibit 16.1

June 5, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of MultiSensor AI Holdings, Inc.’s Form 8-K dated June 4, 2025, and have the following comments:

1.	We agree with the statements made in the first through fourth paragraphs regarding the dismissal of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.

2.	We have no basis on which to agree or disagree with the statements made outside of the aforementioned section.

Yours truly,

/s/ Deloitte & Touche LLP

Houston, TX